BlackRock MuniYield Florida Fund (“Registrant”)

SUB-ITEM 77B:   Accountant’s report on internal control

January 16, 2007

To the Securities and Exchange Commission:

The report on internal control of the Registrant’s independent registered public accounting firm, Deloitte & Touche LLP (“Deloitte”), is filed with this Form N-SAR-B.  Deloitte’s report describes a control deficiency in the operation of the Registrant’s internal control over financial reporting that Deloitte considers to be a material weakness as of October 31, 2006, as described in their report.

Prior to the filing of this Form N-SAR, the Registrant identified the following control deficiency that was determined to be a material weakness, in the Registrant’s internal control over financial reporting.  The Registrant’s controls related to the review and analysis of relevant terms and conditions of transfers of certain assets pertaining to inverse floater structures were not operating effectively to appropriately determine whether the transfers of assets qualified for sale accounting under the provisions of Statement of Financial Accounting Standards No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” (“SFAS 140”).  Accordingly, prior to their issuance, the Registrant’s financial statements as of and for the period ended October 31, 2006, including prior periods where applicable, were adjusted to appropriately reflect transfers of such securities as secured borrowings and report the related income and expense.    These adjustments had no impact on net assets, net asset value per share or total return.

Management of the Registrant believes that subsequent to the adjustments, the Registrant’s accounting treatment of such transfers is appropriate under SFAS 140.  Additionally, management of the Registrant is taking such actions as are necessary to revise its internal control over financial reporting, and in doing so, increase the effectiveness of such controls, so that such transfers of assets are reviewed and evaluated appropriately under the provisions of SFAS 140.